Exhibit 99.2

Reconciliation of Non-GAAP Measures

In the following tables, the Company has presented certain financial measures and ratios identified as non-GAAP. The Company believes this non-GAAP information is a useful measure to investors because it allows for a more direct comparison of the Company’s performance for 2014 as compared with prior years and is useful in assessing the Company’s progress in achieving its long-term financial objectives. The 2014 and 2013 results represent the 52 weeks ended January 31, 2015 and February 1, 2014, respectively, as compared with the 53 weeks in the 2012 reporting year. The following represents a reconciliation of the non-GAAP measures:

	2014	2013	2012
	(in millions, except per share amounts)
Sales:
Sales	$7,151	$6,505	$6,182
53rd week	—	—	81
Sales excluding 53rd week (non-GAAP)	$7,151	$6,505	$6,101
Pre-tax income:
Income before income taxes	$809	$663	$607
Pre-tax amounts excluded from GAAP:
Runners Point Group integration and acquisition costs	2	6	—
Impairment and other charges	4	2	12
Gain on sale of real estate	(4)	—	—
53rd week	—	—	(22)
Total pre-tax amounts excluded	2	8	(10)
Income before income taxes (non-GAAP)	$811	$671	$597
Calculation of Earnings Before Interest and Taxes (EBIT):
Income before income taxes	$809	$663	$607
Interest expense, net	5	5	5
EBIT	$814	$668	$612
Income before income taxes (non-GAAP)	$811	$671	$597
Interest expense, net	5	5	5
EBIT (non-GAAP)	$816	$676	$602
EBIT margin %	11.4%	10.3%	9.9%
EBIT margin % (non-GAAP)	11.4%	10.4%	9.9%
After-tax income:
Net income	$520	$429	$397
After-tax amounts excluded from GAAP:
Runners Point Group acquisition and integration costs	2	5	—
Impairment and other charges	3	1	7
Gain on sale of property	(3)	—	—
53rd week	—	—	(14)
Settlement of foreign tax audits	—	(3)	(9)
Canadian tax rate changes	—	—	(1)
Net income (non-GAAP)	$522	$432	$380
Net income margin %	7.3%	6.6%	6.4%
Net income margin % (non-GAAP)	7.3%	6.6%	6.2%
Diluted earnings per share:
Net income	$3.56	$2.85	$2.58
Runners Point Group acquisition and integration costs	0.01	0.03	—
Impairment and other charges	0.02	0.01	0.05
Gain on sale of property	(0.01)	—	—
53rd week	—	—	(0.09)
Settlement of foreign tax audits	—	(0.02)	(0.06)
Canadian tax rate changes	—	—	(0.01)
Net income (non-GAAP)	$3.58	$2.87	$2.47

The Company estimates the tax effect of the non-GAAP adjustments by applying its marginal tax rate to each of the respective items.

During 2013 and 2012, the Company recorded benefits of $3 million and $9 million, or $0.02 per diluted share and $0.06 per diluted share, respectively, to reflect the settlement of foreign tax audits, which resulted in a reduction in tax reserves established in prior periods. Additionally in 2012, the Company recorded a benefit of $1 million, or $0.01 per diluted share, to reflect the repeal of the last two stages of certain Canadian provincial tax rate changes.

When assessing Return on Invested Capital (“ROIC”), the Company adjusts its results to reflect its operating leases as if they qualified for capital lease treatment. Operating leases are the primary financing vehicle used to fund store expansion and, therefore, we believe that the presentation of these leases as if they were capital leases is appropriate. Accordingly, the asset base and net income amounts are adjusted to reflect this in the calculation of ROIC. ROIC, subject to certain adjustments, is also used as a measure in executive long-term incentive compensation.

The closest GAAP measure is Return on Assets (“ROA”) and is also represented below. ROA increased to 14.7 percent as compared with 12.5 percent in the prior year reflecting the Company’s overall strong performance in 2014. Our ROIC improvement is due to an increase in our earnings before interest and income taxes, partially offset by an increase in our average invested capital, primarily related to an increase in capitalized operating leases. This reflected the effect of opening larger stores, and resulting additional rent, supporting the various vendor shop-in-shop initiatives.

	2014	2013	2012
ROA (1)	14.7%	12.5%	12.4%
ROIC % (non-GAAP)(2)	15.0%	14.1%	14.2%

(1)	Represents net income of $520 million, $429 million, and $397 million divided by average total assets of $3,532 million, $3,427 million, and $3,209 million for 2014, 2013, and 2012, respectively.

(2)	See below for the calculation of ROIC.

	2014	2013	2012
	(in millions)
EBIT (non-GAAP)	$816	$676	$602
+ Rent expense	635	600	560
- Estimated depreciation on capitalized operating leases (3)	(482)	(443)	(409)
Net operating profit	969	833	753
- Adjusted income tax expense (4)	(347)	(298)	(274)
= Adjusted return after taxes	$622	$535	$479
Average total assets	$3,532	$3,427	$3,209
- Average cash, cash equivalents and short-term investments	(917)	(898)	(890)
- Average non-interest bearing current liabilities	(659)	(630)	(592)
- Average merchandise inventories	(1,235)	(1,194)	(1,118)
+ Average estimated asset base of capitalized operating leases (3)	2,093	1,829	1,552
+ 13-month average merchandise inventories	1,325	1,269	1,200
= Average invested capital	$4,139	$3,803	$3,361
ROIC %	15.0%	14.1%	14.2%

(3)	The determination of the capitalized operating leases and the adjustments to income have been calculated on a lease-by-lease basis and have been consistently calculated in each of the years presented above. Capitalized operating leases represent the best estimate of the asset base that would be recorded for operating leases as if they had been classified as capital or as if the property were purchased. The present value of operating leases is discounted using various interest rates ranging from 2.8 percent to 14.5 percent, which represent the Company’s incremental borrowing rate at inception of the lease.

(4)	The adjusted income tax expense represents the marginal tax rate applied to net operating profit for each of the periods presented.